UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2019

Nuvectra Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37525	30-0513847
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5830 Granite Parkway, Suite 1100,

Plano, Texas 75024

(Address of principal executive offices, including zip code)

(214) 474-3103

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Employment Agreement for Dr. Fred B. Parks, PhD

On February 5, 2019, Nuvectra Corporation (the “Company”) filed a report on Form 8-K related to the appointment of Dr. Fred B. Parks as the Company’s new Chief Executive Officer. Related to that appointment, the Company and Dr. Parks executed an Executive Employment Agreement on February 25, 2019, related to the terms of Dr. Parks’ employment with the Company, which is effective as of February 1, 2019 (the “Employment Agreement”).

Under the Employment Agreement, Dr. Parks is entitled to an annual base salary of no less than $550,000, subject to adjustment upon annual review by the Company's Board of Directors and is entitled to a relocation package not to exceed $200,000. Dr. Parks is also eligible to earn discretionary incentive bonuses and incentive compensation, including equity grants pursuant to the Company’s equity incentive plan then in effect, and is entitled to participate in all of the Company’s employee benefit plans. The Employment Agreement also provides for severance payments to Dr. Parks in the event that his employment is involuntarily terminated “without cause” or he resigns for “good reason”, as such terms are defined in the Employment Agreement. In the event of severance for a termination without cause or for good reason more than 3 months prior to a “change of control” (as defined in the Employment Agreement), Dr. Parks is entitled to receive (i) a payment equal to one times his base salary in effect as of the date of termination and his target bonus for the current year, (ii) all earned but unpaid annual bonus for any then completed fiscal year and, if terminated after July 1 of any year, a payment equal to a pro-rata annual bonus based on the actual performance of the Company and Dr. Parks through the date of termination, (iii) 12 months of COBRA continuation coverage premiums and (iv) the continued vesting of all outstanding equity incentives held by Dr. Parks, subject to certain time limitations. If Dr. Parks (a) is terminated without cause within three months prior to, or 12 months following, a change of control, (b) resigns for good reason six months after a change of control, or (c) resigns for any reason in the period beginning six months after and ending 12 months after a change of control, then in each case, he is entitled to receive (i) a payment equal to two times his base salary in effect as of the date of termination and two times his target bonus for the current year, (ii) all earned but unpaid annual bonus for any then completed fiscal year and a payment equal to a pro-rata annual bonus based on the actual performance of the Company and Dr. Parks through the date of termination, (iii) 18 months of COBRA continuation coverage premiums and (iv) the accelerated vesting of all outstanding equity incentives, subject to certain time limitations. Severance payments are to be paid in a lump sum within 15 days after the date of termination.

A condition to any severance payment is a written release of any and all claims against the Company and its affiliates, as well as agreements by Dr. Parks with respect to non-solicitation, confidentiality and assignment of intellectual property rights. Dr. Parks is also subject to a non-compete for a period of 12 months following termination of employment for any reason. If Dr. Parks breaches any of these covenants, in addition to other rights and remedies, the Company will be entitled to injunctive relief.

The term of the Employment Agreement is two years and thereafter will automatically renew for successive one-year periods unless notice of termination is provided by one party to the other at least 90 days prior to the expiration of the then-current term. The current term expires February 1, 2021.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by the terms of such agreement, a copy of which is attached hereto as Exhibit 10.1, and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement, effective February 1, 2019, by and between Nuvectra Corporation and Dr. Fred B. Parks, PhD

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVECTRA CORPORATION

Date: March 1, 2019	/s/ Walter Z. Berger
Walter Z. Berger
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, effective February 1, 2019, by and between Nuvectra Corporation and Dr. Fred B. Parks, PhD